Exhibit 99.1

Meta Financial Group, Inc. Reports Expected Loss of Insurance on Student Loan Portfolios but Expects Only Slightly Lower Yields Than Previously Disclosed, Net of Credit Losses

Sioux Falls, S.D., June 20, 2018 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) ("Meta" or the “Company”) announced today that on June 18, 2018, the Company received written notification from ReliaMax Surety Company (“ReliaMax”), which informed policy holders that the South Dakota Division of Insurance has filed a Petition to have ReliaMax declared insolvent and to adopt a plan of liquidation. As previously disclosed, ReliaMax provides insurance coverage for the Company’s $189.1 million purchased, floating rate, seasoned student loan portfolios. ReliaMax indicated in its notice that, following the conclusion of a hearing to be scheduled for late June or early July 2018, and entry of an Order by the court, the South Dakota Division of Insurance will take control of ReliaMax, and a liquidator will be appointed.
As indicated in its notice, until the hearing has concluded and a court order has been entered, ReliaMax will continue its business operations with regard to the Company’s purchased student loan portfolios, including the areas of default prevention and acceptance of claim filings. ReliaMax further noted that the impact on outstanding insurance coverage will be clearer sometime after the hearing and after the Division’s liquidation plan is finalized.
"ReliaMax and its predecessor companies have been providing private student loan insurance for over 25 years, and we are disappointed to learn of their pending insolvency," said Chairman and CEO J. Tyler Haahr. “While we expect to ultimately recover a substantial portion of our unearned premiums, the timing and amounts are unclear at this time.”
In light of the potential impact to the Company’s insurance coverage, the Company is adjusting the allowance for loan losses attributable to its student loan portfolios for the current quarterly period ending June 30, 2018. The additional allowance is estimated to result in a $2.8 million to $3.2 million pre-tax charge to provision for loan losses and a reduction in consolidated pre-tax net income for the third fiscal quarter of 2018.

Depending on the level of estate liquidation recoveries and authorized distributions, recoveries from a state insurance guarantee fund and other recovery sources, the Company anticipates realized pre-tax yields, net of on-going provision for credit losses and direct servicing costs, for the portfolios to range between 7.50% and 5.50%. These yield estimates are derived from historical default rates for these portfolios and are based on current interest rates and will increase or decrease, however, based on future Fed Funds rates over the life of the variable rate portfolios. The Company expects to receive substantial recoveries of unearned premiums from the estate of ReliaMax and also anticipates additional recoveries from a state guarantee fund, to which the Company believes it is entitled based upon the structure of the purchases of the student loan portfolios.

About Meta Financial Group
Meta Financial Group, Inc. ("Meta") is the holding company for MetaBank®, a federally chartered savings bank. Shares of Meta common stock are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, S.D., MetaBank operates in both the Banking and Payments industries through: MetaBank, its community banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its commercial insurance premium financing division; and Refund Advantage, EPS Financial and Specialty Consumer Services, its tax-related financial solutions divisions. More information is available at metafinancialgroup.com.

Forward Looking Statements
This Press Release includes statements which may constitute forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s expected recoveries with respect to its purchased student loan portfolios and the estimated impact on the Company’s provision for loan losses and consolidated pre-tax net income for the Company’s third fiscal quarter of 2018 and future periods, as well as anticipated realized pre-tax yields, net of credit losses and direct servicing costs, with respect to its purchased student loan portfolios. The accuracy of these statements are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Various factors could cause actual results to differ materially from those expressed or implied herein, including the risk that the amount of recoveries, whether as a result of the ReliaMax liquidation plan, the state insurance guarantee fund or otherwise, is less than expected (including that the Company does not recover any such amounts at all); the risk that the Company may recognize loan losses or direct servicing costs in excess of the Company’s estimates with respect to its third fiscal quarter of 2018 or in future periods, whether as a result of the ReliaMax liquidation proceeding or otherwise; actual changes in interest rates and the Fed Funds rate; and the factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events, or for any other reason.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605.362.5140	605.362.2423
klebrun@metabank.com	bkelley@metabank.com